Exhibit 10.27

                                                               Execution Copy

                          ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is dated as of the 1st day of June, 2001, by and between The Balson-Hercules Group Ltd., a Rhode Island corporation ("Seller") and Duro Industries, Inc., a Massachusetts corporation ("Buyer").

         WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets of Seller that comprise the Division (as defined below); and

         WHEREAS, the parties desire to set forth herein the terms and conditions of Seller's sale of such assets to Buyer;

         NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

         1.  Definitions.

                  The following capitalized terms shall have the meanings specified in this Section. Other terms are defined in the text of this Agreement; and throughout this Agreement those terms shall have the meanings respectively ascribed to them.

                  "Assets" shall have the meaning assigned to such term in
Section 2.

                  "Assigned Claims" shall mean all claims of Seller against suppliers and processors with respect to the Inventory, other than claims with respect to the Inventory listed on Schedule 1 hereto.

                  "Assigned Commitments" shall mean the Commitments attached hereto collectively as Exhibit 1 and any other Commitments entered into prior to the Closing (i) in the ordinary course of Seller's business or (ii) with the consent of Buyer (which shall not be unreasonably withheld), whether or not the consent of the counterparty to the assignment of such Commitment has been received prior to the Closing.

                   "Assigned Purchase Orders" shall mean (i) the Purchase Orders attached hereto collectively as Exhibit 2 and (ii) all other Purchase Orders entered into prior to the Closing with the consent of Buyer (which consent shall not be unreasonably withheld), whether or not the consent of the customer to the assignment of such Purchase Order has been received prior to the Closing.

                  "Assumed Contracts" shall mean (i) the Assigned Purchase Orders, (ii) the Assigned Commitments and (iii) all other contracts, licenses, agreements and arrangements to which Seller is a party that relate exclusively to the Division and are set forth on Schedule 2.

                  "Assumed Liabilities" shall have the meaning assigned to such term in Section 3.

                  "Assumed Payables" shall have the meaning assigned to such term in Section 3.

                  "Closing" shall mean the closing of the purchase and sale of the Assets.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Commitments" means unfilled purchase orders (or portions thereof) and forward contracts for raw materials, greige goods or processing thereof (including processing being performed on work in process inventory) issued by Seller in connection with the Division, whether or not then reflected on an invoice issued by the relevant supplier.

                   "Division" shall mean the business of producing and selling at wholesale men's and women's acetate linings and griplets (including, without limitation, the Product Lines) operated by Seller under the tradename "Balson Hercules" and/or "Balson Erlanger". The Division shall exclude the Seller's retail/home crafts business, including production for such purpose.

                  "Effective Time" shall mean the close of business on May 25, 2001.

                  "General Intangibles" shall mean the goodwill associated with the Division.

                  "Intellectual Property" shall mean (i) the trademarks, service marks, trademark rights, trade names (including the names "The Balson-Hercules Group Ltd." and "Balson-Hercules"), and logos listed on
Schedule 3-A hereto (the "Assigned Marks") and all associated goodwill symbolized thereby or connected therewith, and all registrations and applications with respect thereto, as well as all rights corresponding thereto throughout the world; (ii) the internet domain name www.balsonhercules.com; (iii) copyrights, patents, design patents, design registrations, get-up, trade dress and common law rights (including trade secrets, specifications and know-how) relating exclusively to the Division, all of which are described on Schedule 3-B hereto, (iv) all Division customer lists and other information relating to Division customers, (v) all marketing records, sales literature and marketing promotional materials relating exclusively to the Division; and (vi) all existing business plans, advertising and promotional plans, product development plans, forecasts and competitor information relating exclusively to the Division. Intellectual Property shall exclude the name "Balson Erlanger" and derivatives thereof (other than as set forth in clause (i) of the preceding sentence), which shall continue to be owned exclusively by Seller following the Closing.

                  "Inventory" shall mean all inventory owned by Seller that relates to the Division, including all finished inventory, work in process, raw materials, greige goods, inventory at outside processors, supplies, and inventory in transit existing at the Effective Time, but excluding any raw materials and greige goods as to which Seller issues a purchase order after the date hereof without Buyer's consent (which shall not be unreasonably withheld).

                  "Lien" shall mean pledge, hypothecation, encumbrance, statutory lien, possessory lien, claim, or other security agreement or arrangement of any kind or nature whatsoever; any other interest in or right with respect to the Assets which secures any obligation owed to a third party, whether based on the applicable Uniform Commercial Code, common law, statute or contract and including but not limited to the right of an unpaid vendor or supplier to dissolve the sale or to repossess (or retain possession of) goods; any lien, security interest or priority arising by operation of law or from a bailment; or any other charge against or interest in the Assets to secure payment of a debt or performance of an obligation.

                  "Product Lines" has the meaning assigned to such term in
Section 2.1.

                  "Purchase Orders" means unfilled customer orders (or portions thereof) for men's and women's acetate linings at wholesale and griplets.

                  "Tax or Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and (ii) interest, penalties and additions in connection therewith.

         2.  Purchased Assets; Business Records.

(a) Subject to the conditions set forth herein, and pursuant to the terms hereof, by a Bill of Sale in the form of Exhibit 3 or other documents of transfer in form reasonably satisfactory to Buyer, Seller agrees to sell, assign, or otherwise transfer ownership to Buyer, and Buyer agrees to purchase, be an assignee, or otherwise acquire ownership from Seller, on the Closing Date of all of Seller's right, title and interest in and to the following (the "Assets"), which shall shall be free and clear of all Liens other than Liens securing, and in amounts no greater than, Assumed Payables and Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (as defined below) (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule):

         2.1 Products and Product Lines. All of Seller's product lines relating to the Division (hereinafter, collectively, "Product Lines").

         2.2  Unfilled Purchase Orders.  All of the Assigned Purchase Orders.

         2.3 Inventory. The Inventory, which shall be set forth on a schedule (the "Inventory Schedule") to be provided to Buyer by Seller not later than noon on the Closing Date. The Inventory Schedule shall (except with respect to Inventory in transit) be prepared on the basis of confirmations, as of the Effective Time, received from the persons in possession of such Inventory and, to the extent any such confirmation has not been received by noon on the Closing Date, based on Seller's perpetual inventory records. The Inventory Schedule shall set forth the type, construction, age, yardage, width, value (as agreed upon by Buyer and Seller), customer and related contract (if any) and location thereof, and, in addition, as to finished goods and work in process, the color and finish thereof.

         2.4 Intellectual Property, General Intangibles and Assigned Claims. All of the Intellectual Property and General Intangibles, and Assigned Claims. Notwithstanding the foregoing, Seller reserves an irrevocable, paid-up, nonexclusive, worldwide license (excluding the right to sublicense, other than to a factor or other lender) to use the names "The Balson-Hercules Group Ltd.", "Balson-Hercules" and derivatives thereof in connection with (i) the collection of receivables with respect to the Division, (ii) the assertion of claims that are not Assigned Claims and
(iii) for a period of not more than 90 days after the Closing Date, for check writing and other administrative purposes.

         2.5  Contract and License Rights.  All of the Assumed Contracts.

         2.6 Equipment. The office furniture and computers listed on
Schedule 2.6 (the "Equipment").

         2.7 Accounts Receivable. All accounts receivable arising from and after the Effective Time that relate to the sale of Inventory.

         (b) Anything herein to the contrary notwithstanding, the following assets of the Seller (the "Excluded Assets") shall be retained by Seller: cash and cash equivalents, all accounts receivable of Seller (other than accounts receivable arising from and after the Effective Time that relate to the sale of Inventory); insurance policies maintained by Seller or any of its affiliates; claims or rights against third parties relating to liabilities or obligations that are not assumed by Buyer hereunder; claims for Tax refunds, and prepaid Taxes, relating to periods ending prior to the Closing Date; and all other assets of Seller not specifically described in
Section 2(a), none of which are necessary for the continued operation of the business of the Division by Buyer.

         (c) Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract, license, lease, sales order, purchase order, insurance policy or other agreement which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given. Seller agrees to use commercially reasonable efforts to obtain all such consents, provided that Seller shall not be required to make any payment in connection therewith. Without limitation of the foregoing, following the Closing, Seller and Buyer shall use commercially reasonable efforts to obtain the written consent of each counterparty to an Assigned Commitment to the assignment and assumption of such Assigned Commitment. Whether or not any consent to assignment has been received, Buyer shall make all payments under Assigned Commitments directly to the counterparty. Inventory that is acquired by Seller under any Assigned Commitment shall be deemed to have been immediately resold by Seller to Buyer in accordance with the terms hereof. Buyer agrees that no representation, warranty or covenant made herein by Seller shall be breached or deemed breached as a result of Seller's failure to obtain any third party consent to the assignment of any of the Assumed Contracts.

         (d) At the Closing, Seller shall provide Buyer with copies of all of its currently active customer and vendor files relating to the Division. Following the Closing, Seller shall, for a period of six years, permit Buyer to inspect all files, documents, books of account and other records pertaining to the Division during reasonable business hours upon prior written notice and shall also permit Buyer to make copies and extracts thereof.

         3. Excluded and Assumed Liabilities. (a) Except as expressly set forth herein, Buyer does not assume, nor agree to pay or discharge, and shall not be liable for any debts, obligations, expenses, responsibilities or liabilities whatsoever of Seller, known or unknown, contingent or otherwise, asserted or unasserted (collectively, the "Excluded Liabilities"), other than the following (the "Assumed Liabilities"): (a) obligations under (i) the Assumed Contracts, provided that, except with respect to the Assigned Commitments and the Assigned Purchase Orders, the liabilities assumed thereunder shall be limited to those arising from and after the Effective Time, (ii) the accounts payable of Seller (including accounts payable owing to Buyer) that are outstanding at the Effective Time and set forth on a Schedule (the "Payables Schedule") to be agreed upon by Buyer and Seller not later than noon on the Closing Date (but in no event in an amount in excess of the value of the Inventory as determined in accordance with Section 4) (the "Assumed Payables"), which Seller and Buyer acknowledge may include payables with respect to both Inventory and other inventory, as well as payables anticipated to be generated by in-transit invoices, in order to facilitate the Lien-free transfer of the Inventory to the Buyer at the Closing, and (iii) liabilities for chargebacks, markdowns, returns and other allowances in respect of products shipped after the Effective Time, whether or not the consent of the customer to the assignment of the relevant purchase order has been received, and (b) obligations arising following the Effective Time with respect to the operation of the Division. Effective upon the Closing, Seller hereby assigns to Buyer, and Buyer hereby assumes, all of the Assumed Liabilities as additional consideration for the sale of the Assets. All Excluded Liabilities, whether known or unknown, direct or contingent, in litigation or threatened or not yet asserted with respect to any aspect of the Seller's business, are and shall remain the sole responsibility of Seller and Seller will indemnify and hold harmless Buyer against all such Excluded Liabilities to the extent provided in Section 11.1 hereof. Without limiting the generality of the foregoing, Seller shall remain specifically responsible for the following:

         3.1 Taxes. All of Seller's liabilities and obligations attributable to periods prior to and including the Effective Time for Taxes of any kind, and all Taxes attributable to this Agreement and/or the Closing.

         3.2 Non-Assumed Accounts Payable. Liabilities (other than the Assumed Payables) to trade creditors for accounts payable which arose in the course of Seller's business for goods and services received by Seller prior to the Effective Time.

         3.3 Costs of Consummation. Any income, sales or other Tax payable by Seller incident to or arising as a consequence of the consummation by Seller of this Agreement or any cost or expense incurred by Seller incident to or arising as a consequence of such consummation of the negotiations in connection with this Agreement.

         3.4 Employees and Independent Contractors. Any obligation or liability which arises under the terms of any employee benefit plan or contract, agreement, commitment, undertaking or other arrangement with any current or former employee of or independent contract to Seller, except as set forth in Section 8.1.

         3.5 Liens. Seller shall remain solely responsible to pay all amounts necessary to allow the conveyance of all of the Assets, including, without limitation, the Inventory, free and clear of all Liens (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)).

         4. Closing and Purchase Price.

         The Closing shall take place at the offices of Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York 10110 at 11:00 a.m. on June 1, 2001 or the earliest practicable date thereafter on which all conditions to the respective parties' obligations to close have been satisfied. Notwithstanding the foregoing, either party may terminate this Agreement and shall have no further liability hereunder in the event that the Closing does not take place on or before June 4, 2001, provided that such failure to close is not due to the terminating party's breach.

         4.1 Instruments of Transfer. At the Closing, Seller shall execute and deliver to Buyer Bills of Sale, assignments, and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, and such other appropriate instruments of title and, subject to Section 2(c), consents of third parties as Buyer shall reasonably request in order to effectively transfer the Assets. In addition, Seller shall deliver to Buyer fully executed releases in form and substance reasonably satisfactory to Buyer of any and all Liens affecting the Assets (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)).

         4.2 Purchase Price Calculation. (a) The purchase price for the Assets (the "Asset Price") shall be an amount equal to (i) the sum of the applicable percentages of the book value of the Inventory (other than "Special Goods" as hereinafter defined) set forth in Section 4.2(b) plus
(ii) the applicable values of the goods set forth on Schedule 4.2 (the "Special Goods") multiplied by the number of yards of such Special Goods as set forth on the Inventory Schedule plus (iii) the sum of all amounts paid by Seller for freight charges with respect to work in process Inventory (at the rate of 2 1/2(cent) per yard) relating to shipment of Inventory prior to Closing plus (iv) without duplication, the amount of any deposits or prepayments paid by Seller prior to the Closing pursuant to any of the Assumed Contracts plus (v) $10,000 in respect of all Assets other than Inventory acquired hereunder minus (vi) the amount of any deposits or prepayments received by Seller prior to the Closing pursuant to any of the Assigned Purchase Orders. Buyer and Seller agree that the Asset Price (subject to adjustment as provided in Section 4.4 below) is $3,905,799.

                  (b) The applicable percentages of book value (the "Applicable Percentage") to be taken into account for purposes of valuing the Inventory shall be as follows:

-----------------------------------------------------------------------------
Age of Inventory as of the Effective Time      Percentage of Book Value
-----------------------------------------------------------------------------
Less than 6 months                                              100%
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At least 6 months but less than 9 months                         85%
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At least 9 months but less than 12 months                        75%
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At least 12 months                                                0%
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Greige goods under 1000 yards of a style
(regardless of age)                                               50%
-----------------------------------------------------------------------------

         4.3 Closing Payment. Subject to satisfaction of all conditions, covenants and agreements of Seller set forth herein, at the Closing, Buyer shall pay to Seller by check an amount (the "Closing Payment") equal to the Asset Price reduced by the amount (the "Payables Deduction") of the Assumed Payables set forth on the Payables Schedule. The difference between the Asset Price and the Payables Deduction is hereinafter referred to as the "Preliminary Net Purchase Amount". Buyer and Seller recognize that the amount of the payable owing from Seller to Buyer is in dispute and that the satisfaction of the amount of such payable as reflected on the Payables Schedule shall not be deemed an admission by Buyer that no further amounts are owing to it from Seller. The parties agree to resolve such dispute in conjunction with the determination of the Final Net Purchase Amount in accordance with Section 4.4.

         4.4 Adjustment. Within 25 days following the Closing, Buyer may subject the Inventory Schedule and the Payables Schedule (collectively, the "Schedules") to the procedures Buyer deems appropriate (including review by Buyer's independent accountants) and may deliver to Seller within such 25-day period a reasonably detailed description of any adjustments required to the Schedules as a result of such procedures. Seller shall give Buyer and Buyer's independent accountants reasonable access to its books and records for this purpose. The proposed adjustments to the Schedules will be final and binding on Seller unless, within 20 days of receipt, Seller objects thereto and provides Buyer with a reasonably detailed description of its basis therefor. Seller may also propose its own adjustments to the Schedules during such period (or, if no proposed adjustments are delivered by Buyer within 25 days following the Closing, during the period commencing on the 26th day following the Closing and ending on the 45th day following the Closing), and Buyer shall provide Seller with copies of any inventory confirmations or other information received by Buyer that is reasonably requested by Seller for such purpose. In the event the parties are unable to resolve any disagreement within 10 days of the receipt of Seller's objections and/or proposed adjustments (or such longer period as they may mutually agree), the matter will be submitted to Arthur Andersen LLP or another mutually acceptable firm of independent accounts of nationally recognized standing (the "Accounting Firm") for resolution within thirty
(30) days of the date on which the dispute is referred to the Accounting Firm. The resolution of the dispute by the Accounting Firm will be final and binding on the parties. The difference between the amount of the Asset Price and the amount of the Payables Deduction as finally determined in accordance with this Section 4.4 is referred to herein as the "Final Net Purchase Amount" and the difference, if any, between the Preliminary Net Purchase Amount and the Final Net Purchase Amount is referred to herein as the "Final Adjustment Amount". The parties recognize that the essential intent of this Agreement is to effect the sale of the inventory of the Division, as it exists as of the Effective Time, in accordance with the pricing principles set forth herein and, accordingly, that the determination of the Final Net Purchase Amount shall take into account any inventory owned by Seller as of the Effective Time that is not reflected on the initial Inventory Schedule, all of which (i) shall constitute "Inventory", (ii) will be reflected on the final Inventory Schedule and
(iii) will be purchased by Buyer in accordance with Section 4.2. If the Preliminary Net Purchase Amount exceeds the Final Net Purchase Amount, the Final Adjustment Amount will be paid by Seller to Buyer within 10 days after the Determination Date (as hereinafter defined). In the event the Final Net Purchase Amount exceeds the Preliminary Net Purchase Amount, the Final Adjustment Amount will be paid by Buyer to Seller within 10 days after the Determination Date. The Determination Date shall mean the date on which the Final Net Purchase Amount is finally determined.

         The fees and expenses of the Accounting Firm will be borne equally by the parties. Following completion of the procedures provided for in this
Section 4.4 (or the expiration of the time for initiating such procedures, if none are initiated), the Schedules shall be deemed final for all purposes hereunder and no party may thereafter seek any further adjustment to the Schedules or otherwise to the Final Net Purchase Amount, provided that either may, at any time prior to November 30, 2001, submit to the other proposed adjustments to the Final Net Purchase Amount to the extent that a physical inspection of the Inventory reveals that the type of Inventory contained in any carton differs from that reflected on the Inventory Schedule (each such asserted discrepancy as "Inspection Claim").

         4.5 Allocation of Asset Price. The Asset Price shall be allocated in accordance with Schedule 4.5. Each party agrees to report this transaction for Federal and State tax purposes in accordance with this allocation of the Asset Price. Seller and Buyer agree to comply with the applicable United States Internal Revenue Service Regulations regarding the reporting of the sale of the Assets.

         4.6 Sale of Aged Inventory. Following the Closing, Buyer shall use its reasonable efforts to maximize the value of the Inventory for which the Applicable Percentage is 0%. As Buyer receives proceeds from the sale or other disposition of such Inventory, it shall pay or transfer 50% of such proceeds to Seller.

         4.7 Further Assurances. Seller and Buyer, at any time after the Closing, shall execute, acknowledge and deliver any other assignments, conveyances and other assurances, documents and instruments of transfer or assumption, reasonably requested by any party to effect transfers pursuant hereto, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by any party for the purpose of accomplishing the agreements set forth herein.

         5. Representations, Warranties and Covenants of Seller.

         Seller represents, warrants and covenants to Buyer that, except as set forth on the attached Schedule of Exceptions:

          5.1 Authority. Seller has full legal right, power and authority to execute and deliver this Agreement, and all related instruments, agreements and documents, to carry out the transactions contemplated hereby, and to convey the Assets to Buyer, including without limitation Seller's good title thereto. All corporate and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby will be duly and properly taken prior to the Closing Date.

         5.2 Validity. This Agreement and the other documents to be delivered at the Closing have been, or will be, duly executed and delivered and are, or will be, the lawful, valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will:
(i) conflict with or result in a breach of the Articles or Certificate of Incorporation or By-Laws of Seller; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Seller is a party or by which any of its assets or properties may be bound, except in each case where such violations, conflicts, or defaults, in the aggregate would not have a Division Material Adverse Effect. For purposes of this Agreement, a "Division Material Adverse Effect" means a material adverse effect on the Assets or on the business, financial condition or results of operations of the Division. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

         5.3 Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Rhode Island with full power and authority to own or lease its properties and to carry on the Division's business in the manner of and in the places in which such business is now being conducted. Seller is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Division Material Adverse Effect.

         5.4 No Action. There is no outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal affecting Seller's ownership or operation of the Assets. Seller is not currently engaged, and prior to Closing will not be engaged, in legal proceedings, including without limitation legal proceedings restraining the Closing, except any such proceeding which would not have a Division Material Adverse Effect. No action or proceeding has been, or prior to or at the Closing shall have been, instituted or, to Seller's knowledge, threatened before any court or other governmental body by any public authority, any individual or entity with whom Seller has a contractual relationship, or other third party, pertaining to the acquisition by Buyer of the Assets to be transferred hereunder, the results of which could prevent, materially delay or make illegal the consummation of such transfer.

         5.5 Compliance with Laws. Seller is in compliance, insofar as the operation or ownership of the Assets is concerned, with all applicable laws, regulations and administrative orders of any country, state, municipality or any subdivision thereof, to which Seller or the Assets, or Seller's or Seller's contractors' employment of labor or use or occupancy of properties or any part thereof, may be subject except where noncompliance would not have a Division Material Adverse Effect. Seller has received no notices or communications from any governmental authority relative to any alleged, actual or potential violation of any applicable foreign, federal, state or local law, regulation or administrative order by the Division. Seller has, and at Closing will have, all permits, licenses, franchises and approvals necessary to carry on Seller's present business, except where the failure to have the same would not have a Division Material Adverse Effect. Schedule 5.5 contains a list of: (1) all such governmental licenses, consents, authorities and permits (none of which will be affected by the transfer of the Assets and assumption of the Assumed Liabilities unless otherwise indicated on said Schedule) and (2) all consents, orders, decrees and other compliance agreements relating to the Assets, Assumed Liabilities or the Division under which Seller is operating or bound which relate to the Division, Assumed Liabilities or the Assets, copies of all of which have been furnished to Buyer. There are no other material safety, health, environmental, anti-competitive or discrimination problems relating to the business, assets or employment practices of Seller relating to the Division.

         5.6 Material Damage. Prior to the Closing Date, no material damage, destruction, casualty or loss (whether or not covered by insurance), reasonable wear and tear excepted, and no other event or condition adversely affecting the Assets or the Division shall have occurred. Except as otherwise listed on Schedule 5.6, since December 31, 2000, the Division has been operated only in the ordinary course and there has not been, and through the Closing Date, there will not be, with respect to either the Division or the Assets: (i) any damage, destruction or loss adversely affecting the Division or the Assets whether or not covered by insurance; (ii) any strike or work stoppage affecting the Division; (iii) any sale, assignment, transfer, lapse or other disposition of any patent, trademark, trade name, service mark, copyright, license, franchise, protectable know-how or other material intangible asset; or (iv) any termination or waiver of any rights of value to the business of the Division under any of the Assumed Contracts without Buyer's consent (which shall not be unreasonably withheld).

         5.7 Release of Liens. Prior to or simultaneously with the Closing, Seller shall have obtained a release by all existing holders of Liens (other than holders of Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)) against the Assets and delivered such release(s) to Buyer or otherwise arranged to have the goods conveyed to Buyer free and clear of all Liens (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)).

         5.8 Sales and Gross Margin Information. Set forth in Schedule 5.8-A are the sales of the Division by customer and style, in dollars, and the gross margin for such sales for each of the two years ended December 31, 2000. Based on the information in Schedule 5.8-B,the Company believes that gross margin for the Division for the four months ended April 30, 2001 was approximately 12%.

         5.9 Insurance. A list of Seller's insurance coverage presently in effect and any existing claim with regard to such coverage is set forth in
Schedule 5.9 hereto. Except as set forth therein, there are no claims pending under any such policies, nor have any events occurred which form the basis for any such claim. Seller or another member of the Consoltex Group (as defined in Section 8.1), as the case may be, will maintain for a period of at least one (1) year subsequent to the Closing, product liability insurance covering pre-Closing sales with respect to the Business in the amount of $2 million. Seller expressly assumes responsibility and liability for any and all claims arising, at any time, and whether covered by insurance or not, for products shipped by Seller prior to Closing.

         5.10 Taxes. Seller has filed all required tax returns and reports required to be filed through the date hereof with respect to the Assets and the Division except for Seller's United States federal and state income tax returns for the year ended December 31, 2000, as to which an extension request has been timely filed. All such tax returns were true, complete and correct in all respects and accurately reflect all Taxes, charges and assessments owed by Seller thereunder.

         5.11 Consents Required. The execution, delivery and performance of this Agreement by Seller does not require any consent, approval or action of, or make any filing with or give notice to, any corporation, partnership, person, union, firm or other entity or any public, governmental or judicial authority.

         5.12 Environmental Liabilities. Except where not likely to have a Division Material Adverse Effect, Seller's ownership and operation of the Assets, and the operation of the Division's business, are in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Federal, State, local or foreign law or regulation, including common law, relating to pollution or the environment. To the knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents and actions or plans which may give rise to any common law or legal liability of Seller, or otherwise form the basis of any claim or proceeding against Seller based on or related to any pollutant, toxic, or hazardous substance in connection with the ownership or operation of the Assets or the operation of the Division's business.

         5.13 No Licenses. Seller has not prior, and as of the Closing shall not have, licensed, transferred, or otherwise invested third parties with any rights to the Product Lines, other than manufacture of the Product Lines for Seller's own account.

         5.14 Defaults. Except where not likely to have a Division Material Adverse Effect, the Seller is not in default under, or in violation of, any term of any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or by which any of the properties or assets owned by it or used in the conduct of its business is affected.

         5.15 Agreements Schedule 5.15 contains a list (and, to the extent not reduced to writing, a description) of all Assumed Contracts. With respect to all Assumed Contracts: (i) all Assumed Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto and (ii) Seller has, in all material respects, performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any Assumed Contracts, and there exists no event, condition or occurrence which, with or without notice, lapse of time or the occurrence of any other event, would constitute a default thereunder by any party thereto. Seller has furnished to Buyer copies of all written Assumed Contracts that are not annexed as exhibits to this Agreement.

         5.16. Employee Matters. Except as set forth in Schedule 5.16, with respect to the Division, Seller is not a party to or bound by any agreement or arrangement relating to the employment of any individual, including any pension, welfare, retirement, savings, profit sharing or deferred compensation plan or agreement, any bonus, group insurance or other incentive or benefit contract, plan or arrangement or any other employee benefit plan of any type. Seller has complied with all applicable laws for each of its employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There is no pending, or to Seller's knowledge, threatened claims by or on behalf of any such benefit plan, or by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, nor is there, to the best knowledge of Seller, any basis for such a claim. No employee of the Division is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to those employees, except as set forth on Schedule
5.16 hereof. Schedule 5.16 contains a true and complete list of the names and current annual compensation of all employees and sales agents of the Division and a description of Sellers' policies regarding vacation, severance, sick leave, and incentive compensation and group insurance plans for the benefit of its employees and, if applicable, its sales agents.

         5.17. Labor Disagreements and Relations. Except as where not likely to have a Division Material Adverse Effect, Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best of the knowledge of the Seller, none is or has been threatened. There is no labor strike, dispute, request for representation, slowdown or stoppage pending against or affecting the Seller, and, to Seller's knowledge, none has been threatened. Seller has not experienced any material labor difficulty during the last three years and there exist no claims, charges or complaints, or to Seller's knowledge, events or conditions that have occurred or existed or are occurring and existing, which would give rise to such claims, charge or complaints, with respect to or under any discrimination laws or for wrongful discharge. There has not been any material adverse change in relations with employees of Seller as a result of any announcement of the transactions contemplated by this Agreement, the consequence of which would cause the occurrence of a Division Material Adverse Event. Seller has not engaged in any plant closing or mass layoff in violation of the provisions of the Worker Adjustment Restraining and Notification Act or any state or local law or regulation requiring notice prior to a plant closing or layoff.

         5.18. Work in Process/Inventory. The Inventory to be included in the Assets is delivered as is, and no warranty is made with respect thereto other than as explicitly set forth herein. WITHOUT LIMITATION, SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR USE WITH RESPECT TO THE INVENTORY OR ANY OF THE OTHER ASSETS. Seller has good and clear title to all such Inventory free and clear of any Liens other than
(i) Liens that will be discharged prior to or simultaneously with the Closing, (ii) Liens securing, and in amounts no greater than, the Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule) and (iii) Liens securing amounts owing to Buyer.

         5.19. Intellectual Property. Schedule 5.19 sets forth a true and correct list of all jurisdictions in which applications have been filed or registrations have been made with respect to Assigned Marks or any derivative thereof, together with all application numbers and registration numbers with respect thereto. Seller has not received any notification of, and has no knowledge of, any infringement of any of the Intellectual Property, by any third party. Seller is not aware of the basis for any claim that the use of any of the Assigned Marks by Seller infringes, violates or is otherwise adverse to any trademark, service mark, trade name or other intellectual property or right of any third party and, to Seller's knowledge, no such claim has been threatened. To Seller's knowledge, no claim that any other Intellectual Property employed in the Division infringes, violates or is otherwise adverse to, any trademark, service mark, trade name or other intellectual property or right of any third party has been received or threatened. Seller has not subjected any of the Intellectual Property to any Liens except as set forth in Schedule 5.19. Seller does not pay any royalty with respect to any of the Intellectual Property. Except as listed on Schedule 5.19, there is no pending or, to the best of Seller's knowledge, threatened claim or litigation against Seller contesting its right to use the Intellectual Property. Except as set forth on Schedule 5.19, Seller is not a party to any license agreement or arrangement, whether written or oral, express or implied, or whether as licensee, licensor or otherwise, with respect to any Intellectual Property. Schedules 3-A and 3-B hereto contain a complete list of the items purported to be included therein.

         5.20 Litigation; Compliance with Laws. There is no pending or, to Seller's knowledge, threatened claim, action, litigation, proceeding or governmental or administrative investigation, or any order, injunction or decree outstanding, nor, to Seller's knowledge, a reasonable basis for any of the foregoing, against the Seller in respect of the Division or the Assets. Except where not likely to have a Division Material Adverse Effect, the Seller is not in violation of, or is aware of any basis for any proceeding or action alleging violation of, any law, regulation, rule or ordinance, including, without limitation, any law, regulation, rule or ordinance relating to zoning, customs, trade regulation, equipment, employees and labor relations, environmental matters, product safety matters, laws and regulations applicable to the Seller under the Occupational Safety and Health Act of 1970 ("OSHA") the Americans with Disabilities Act, the Family and Medical Leave Act or any other requirement of any governmental body or court and no notice has been received by the Seller alleging any such violation. Without limiting the generality of the foregoing, except as set forth on Schedule 5.20, there are no personal injury, product liability or other actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to Seller's knowledge, threatened against or involving the Division or the Assets, whether at law or in equity, or before or by any foreign or United States federal, state, municipal or other tribunal or governmental instrumentality. To Seller's knowledge, there is no basis for any other such action, suit, claim, investigation or proceeding.


         5.21 Title to Property and Related Matters. Seller has good and marketable title to all of the Assets (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business or otherwise in a manner consistent with the provisions of this Agreement), and to all the properties and assets of Division on the Closing Date, free and clear of all Liens except (i) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens described in Schedule 5.21 hereof (all of which shall be released and/or satisfied as a condition to Closing) and
(iii) Liens securing, and in amounts no greater than, the Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule).

         5.22 Affiliate Arrangements. Except as set forth in Schedule 5.22 and except for employment arrangements with its employees, Seller does not avail itself of any supplier, licensor or other resource that controls, is controlled by or is under common control with Seller.

         5.23 Customers and Suppliers. Seller has not been notified by any customer that it intends to cease doing business with Seller or the Division or materially reduce the amount of the business that is presently doing with the Division either before or after the transactions contemplated by this Agreement, provided that no representation is being made with respect to Oxford Industries, which has advised Seller that it may purchase certain goods, including linings, in the future based on a bidding system. The Division is not required to provide any bonding, guaranty or other financial security arrangements in connection with any transactions with any of its customers or suppliers in the ordinary course of its business, except as provided on Schedule 5.23.

         5.24 Supplements. No representation or warranty of Seller contained in this Agreement and in any Schedule, Exhibit or certificate delivered to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. From time to time prior to the Closing Date, Seller shall furnish and shall cause the Division to furnish to Buyer supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by Seller or any information contained in any Schedule hereto then inaccurate or incomplete; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations and warranties of Seller hereunder.


         6.  Buyer Representations, Warranties and Covenants of Buyer.

         Buyer represents and warrants to Seller that:

          6.1 Authority. Buyer has full legal right, power and authority to execute and deliver this Agreement, and all related instruments, agreements and documents, to carry out the transactions contemplated hereby, and to purchase the Assets from Seller. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby will be duly and properly taken prior to the Closing Date.

         6.2 Validity. This Agreement and the other documents to be delivered at the Closing have been, or will be, duly executed and delivered and are, or will be, the lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will:
(i) conflict with or result in a breach of the Articles or Certificate of Incorporation or Organization or By-Laws of Buyer; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Buyer is a party or by which any of its assets or properties may be bound, except in each case where such violations, conflicts, or defaults, in the aggregate would not have a material adverse effect on Buyer. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

         6.3 Due Organization. Buyer is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full power and authority to own or lease its properties and to carry on the its business in the manner of and in the places in which such business is now being conducted.

         6.4 No Action. No action or proceeding has been, or prior to or at the Closing shall have been, instituted or, to Buyer's knowledge, threatened before any court or other governmental body by any public authority, any individual or entity with whom Buyer has a contractual relationship, or other third party, pertaining to the acquisition by Buyer of the Assets to be transferred hereunder, the results of which could prevent, materially delay or make illegal the consummation of such transfer.

         7.  Covenants and Agreements of Seller.

         Prior and up to the Closing, Seller will conduct its business in a prudent and businesslike manner and use commercially reasonable efforts to maintain the going concern value of the business and its existing relationships with vendors, customers and other third parties, without implying any obligation of Buyer to maintain same thereafter. From the date hereof through Closing, Seller will, except to the extent consented to by Buyer, which consent shall not be unreasonably withheld, delayed or denied:
(i) conduct the business of the Division only in the ordinary and usual course and in all material respects in a manner consistent with past practices; (ii) maintain in good repair consistent with past practices, at its expense, all of the material tangible personal property which is part of the Assets (ordinary wear and tear excepted); (iii) comply in all material respects with all laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to the Assets or the business of the Division; and (iv) use reasonable efforts to keep available (in the ordinary and usual course of business consistent with past practice and without any obligation to spend money other than in the ordinary and usual course of business) the services of the employees of the Division. Seller will promptly notify Buyer of any extraordinary change in the normal conduct of the business of the Division (other than as contemplated by this Agreement).

          7.1 Fulfillment of Purchase Orders. Prior to the Closing, Purchase Orders will be fulfilled, in Seller's reasonable discretion consistent with past practices. Seller agrees to indemnify Buyer, including reasonable attorney's fees, for any claim arising under or related to any and all Purchase Orders that are not part of the Assigned Purchase Orders.

         7.2 Risk of Loss. The Seller shall bear the risk of all loss or damage to any of the Assets from all causes, and all loss or damage arising out of or related to the operation of Seller's business from the date hereof until the Closing. If at any time prior to the Closing, any material portion of such Assets are damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, Seller shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within 10 days of receipt of such notice, to elect not to proceed with the Closing with respect to the damaged Assets and terminate this Agreement with respect to the damaged Assets.

         7.3 Access. Prior to the Closing, Buyer shall have reasonable access upon notice to Seller's employees, vendors, business records, facilities, tooling and equipment relating to the Division wherever located, and Seller shall provide all information and access reasonably requested by Buyer therefor. The Closing, however, shall not be conditioned upon Buyer's completion of a "due diligence" investigation or the results thereof.

         7.4 Forbearance by Seller. Seller will not, after the date hereof and prior to Closing, without the prior written consent of Buyer which consent will not be unreasonably withheld, delayed or denied: (i) sell or dispose of any Assets, except sales of finished goods in the ordinary course of business; (ii) amend, modify or cancel, or waive any material right of Seller under any Assumed Contract; (iii) enter into any new contract or agreement, other than in the ordinary course of business consistent with past practices; (iv) alter in any way the manner in which Seller has regularly and customarily maintained the books of account and records of the business of the Division; or (v) increase the compensation payable to any Continued Employee (as defined in Section 8.1).

         7.5 Termination of Liens. Prior to or concurrent with the Closing, Seller shall cause all Liens encumbering the Assets (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)) to be terminated. Upon request of Buyer at the Closing, Seller shall deliver to Buyer pay-off letters and Lien discharges (or agreements therefore) from any person or entity with a Lien (other than a Lien securing, and in an amount no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)) on any of the Assets.

         7.6  No Solicitations.

                  (a) From the date hereof through the Closing, neither Seller nor any member of the Consoltex Group shall or knowingly permit its officers, directors, employees, representatives and agents to, directly or indirectly: (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the Division (an "Acquisition Proposal"); (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Buyer and its representatives; (iii) furnish any information or afford access to the properties, books or records of Seller or any person or entity for the purpose, in whole or in part, of considering or making (or to any person or entity that has made) an offer with respect to an Acquisition Proposal, other than Buyer and its representatives; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do any of the foregoing.

                  (b) Seller agrees that Buyer would not have an adequate remedy at law for money damages in the event that the covenants contained in this Section 7.6 are not performed in accordance with their terms, and further agree that Buyer will be entitled to specified performance of the terms of this Section in addition to any other remedy to which Buyer may be entitled at law or in equity.

         7.7 Consents of Others. Schedule 7.7 lists all persons or entities whose consents are necessary to permit Seller to carry out its obligations under this Agreement. As soon as reasonably possible after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller will obtain the written consents of all persons or entities listed on Schedule 7.7 and will furnish to Buyer executed copies of such consents.

         8.  Covenants and Agreements of Buyer.

         (a) Employees. On the Closing Date, Buyer and Seller shall enter into a services agreement substantially in the form of Exhibit 4 (the "Services Agreement"). Buyer shall exercise its right to terminate the Services Agreement at the earliest practicable date following the Closing. No later than ten business days after the Closing Date, Buyer or its subsidiary shall make offers of employment (which offers shall remain open for at least 20 days or, if earlier, until five business days following the expiration or termination of the Service Agreement (the "Transfer Date")) to the employees of Seller listed on Schedule 8.1 on the terms described on
Schedule 8.1. Such employees shall be entitled to accept such offers of employment contingent upon the termination of the Services Agreement. All such employees who accept an offer of employment are referred to as "Continued Employees". Notwithstanding anything to the contrary in this Agreement, an employee who does not begin active employment with Buyer within two weeks after the Transfer Date shall not be deemed a Continued Employee. Continued Employees shall be employed by Buyer on such terms as shall be agreed upon by Buyer and each Continued Employee, provided that each Continued Employee shall be entitled to such benefits as are provided to other similarly situated employees of Buyer. In addition, notwithstanding any contrary policy of Buyer, each Continued Employee shall be entitled to two weeks paid vacation during the period of employment ending June 1, 2002. Seller represents that no other benefits to which the Continued Employees (other than William Milowitz and John Iason) will be entitled are dependent on seniority. Seller shall not during the period of the Services Agreement grant any increase in or pay any increased compensation or benefits to the Continued Employees or dismiss any of the Continued Employees, except for a material violation of Seller's employment policies or work rules and then only after notification to Buyer. For a period of up to ninety (90) days following the Transfer Date, Seller shall provide such medical insurance coverage for the Continued Employees as is permitted under COBRA rules and Buyer shall reimburse Seller for the cost thereof. Seller agrees that following the Transfer Date, Seller shall not retain or employ any of the Continued Employees as an employee or consultant. Buyer shall cooperate with Seller to cause the individual 401(k) accounts of the Continued Employees to be transferred to Buyer's 401(k) plan and shall take all actions reasonably requested by Seller in connection therewith.

                  (b) Non-Retained Employees. Notwithstanding any other provision hereof, Seller expressly acknowledges and agrees that Seller shall retain all liability for (and shall pay or make provision for payment of) and Seller expressly agrees that Buyer shall have no liability for amounts that are due or that may become due to current or former employees of Seller or their dependents and beneficiaries under (i) except as set forth on Schedule 8.1(b), any employment agreement or arrangement with Seller (except to the extent a claim for such compensation is made against Seller as a consequence of Buyer's termination of a Continued Employee) or
(ii) any employee benefit plan, program or arrangement at any time maintained by Seller or any member of the Consoltex Group. Specifically, Seller shall pay to each Continued Employee the value of all earned by untaken vacation as of the Closing Date. Except as provided in Section 8.1(a), Buyer shall have no obligation whatsoever to hire, retain or employ any current or former employee of, or consultant to Seller. Seller shall take all actions that are necessary or appropriate to ensure that Buyer shall have no obligation or liability under the Worker Adjustment and Retraining Notification Act ("WARN") with respect to any employees or former employees of Seller whose employment is terminated on or prior to the Transfer Date or who are not Continued Employees as a result of the transactions contemplated by this Agreement and the related documents, and Buyer shall take all such actions to ensure that Seller has no such liability with respect to Continued Employees who are terminated by Buyer after the Transfer Date, including, without limitation, providing to such employees and former employees any notifications required by WARN in a timely manner. Seller shall indemnify Buyer from and against any liability incurred by, or alleged to be an obligation of, Buyer arising out of termination of employment of any of Seller's employees on or prior to the Transfer Date or who are not Continued Employees and Buyer shall indemnify Seller from and against any liability incurred by or alleged to be an obligation of Seller arising out of the termination of employment of any Continued Employee by Buyer or its subsidiaries or affiliates after the Transfer Date.

                  (c) In the event the Closing does not occur, prior to May 31, 2002, Buyer shall not interfere with, disrupt or attempt to disrupt (through solicitation or otherwise) any past, present or prospective relationship between Consoltex Inc. ("Consoltex") or any of its affiliates (including without limitation Seller) (collectively, the "Consoltex Group") and any of their respective employees, or solicit for hire or (with respect to sales personnel) hire any employee of any member of the Consoltex Group while such employee is employed by any member of the Consoltex Group or within three months after termination of such employment. In the event the Closing does occur, prior to May 31, 2002, (i) except for any employment relationships formed pursuant to and in accordance with Section 8.1(a), Buyer shall not interfere with, disrupt or attempt to disrupt (through solicitation or otherwise) any past, present or prospective relationship between any member of the Consoltex Group and any of their respective employees, or solicit for hire or (with respect to sales personnel) hire any employee of any member of the Consoltex Group while such employee is employed by any member of the Consoltex Group or within three months after termination of such employment and (ii) no member of the Consoltex Group shall interfere with, disrupt or attempt to disrupt (through solicitation or otherwise) any past, present or prospective relationship between Buyer and any of its employees, or solicit for hire or (with respect to sales personnel) hire any employee of Buyer while such employee is employed by Buyer or within three months after termination of such employment. Nothing in this Section shall restrict Buyer or any member of the Consoltex Group from hiring any employees, other than sales personnel, who are solicited solely by general advertising or periodicals of general solicitation.

         8.2 Selling Agent. Buyer shall hire Seller's current selling agents on the terms described on Schedule 8.2 effective as of the Closing Date. Notwithstanding any other provision of this Agreement, to the contrary, Buyer shall not have any liability with respect to any claim of any selling agent of Seller for compensation and/or for pension, welfare and fringe benefits which is attributable to or accrued prior to the Closing Date. Furthermore, except as set forth on Schedule 8.2, nothing herein shall be construed to limit the ability of Buyer to terminate the agency of such selling agents at any time for any reason, or to change the terms and conditions of their retention.

         9. Survival of Representations and Warranties. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder. Notice of any claim based on a breach of a representation or warranty must be given within one
(1) year from the Closing Date, or, in the case of representations and warranties relating to tax matters, before the expiration of the applicable tax statute of limitations. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         10. Warranties. Seller shall bear the cost of honoring outstanding warranties and guaranties and otherwise bear complete responsibility for all goods it shipped prior to the Closing Date and, subject to Section 11.2, the conduct of the business of the Division prior to the Closing Date. Buyer shall bear the cost of honoring warranties and guaranties and otherwise bear complete responsibility for all goods it ships on or after the Closing Date and, subject to Section 11.1, the conduct of the business of the Division on and after the Closing Date.

         11.  Indemnification.

         11.1 Indemnification of Buyer. Seller shall indemnify and hold harmless Buyer and its shareholders, subsidiaries, affiliates, agents, employees, officers, directors, assigns, in their respective capacities harmless from, against, for and in respect of:

                  (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, costs or causes of action, Liens and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of (A) the claims of any broker or finder engaged by Seller; (B) the untruth or breach of or failure by Seller to perform any representation, warranty, agreement or covenant of Seller in this Agreement or in any schedule, certificate, exhibit or other instrument attached hereto or furnished pursuant to this Agreement; (C) the assertion against Buyer, indemnified party or any of their assets of any claims relating to the assets retained by Seller or the conduct of the Division prior to the Effective Time, including any Excluded Liability, whether absolute or contingent, matured or unmatured; (D) any matter with respect to which Seller is explicitly stated to have an indemnification obligation pursuant to another section of this Agreement and (E) any failure of Seller to comply with the bulk sales laws of any jurisdiction; and

                  (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.1.

         11.2 Indemnification of Seller. Buyer shall indemnify and hold harmless Seller and its shareholders, subsidiaries, affiliates, agents, employees, officers, directors, assigns, in their respective capacities harmless from, against, for and in respect of:

                  (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, costs or causes of action, Liens and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of (A) the claims of any broker or finder engaged by Buyer; (B) the untruth or breach of any representation, warranty, agreement or covenant of Buyer in this Agreement or in any schedule, certificate, exhibit or other instrument attached hereto or furnished pursuant to this Agreement; (C) the assertion against Seller, indemnified party or any of their assets of any Assumed Liability, whether absolute or contingent, matured or unmatured; and (D) the assertion against Seller, such indemnified party or any of their assets of any claims relating to the conduct of the Division subsequent to the Effective Time (including, without limitation, all claims of purchasers of the Inventory or any products thereof) and (E) any matter with respect to which Buyer is explicitly stated to have an indemnification obligation pursuant to another section of this Agreement; and

                  (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.2.

         11.3 Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder shall be subject to the following terms and conditions:

                  (a) All claims for indemnification must be asserted within one (1) year from the Closing Date, or in the case of an indemnification claim relating to a representation or warranty relating to tax matters, before the expiration of the applicable tax statute of limitations. Within the applicable period, the indemnified party shall give prompt written notice to the indemnifying party of any such claim by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Section 11, stating the nature and basis of said claims and the amount thereof, to the extent known. Failure to give prompt notice (within the applicable period) of a matter which may given rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party.

                  (b) If, within ten days after receiving such notice, the indemnifying party advises the indemnified party that the indemnifying party will conduct the defense of such third party claim at the expense of the indemnifying party, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim.

                  (c) If the indemnifying party does not assume the defense of the claim, the indemnified party nevertheless shall not settle the claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (d) No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld, delayed or denied, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have a claim for indemnification against another party hereto under this Section 11, as applicable, based on the untruth, inaccuracy or breach of a representation or warranty contained herein, unless and only to the extent that the indemnified party's aggregate claims for indemnification exceeds $75,000. In no event shall all claims for indemnification hereunder by either (i) Buyer and all other parties entitled to indemnification under Section 11.1 or (ii) Seller and all other parties entitled to indemnification under Section 11.2 exceed the Asset Price. The limitation contained in the second preceding sentence shall not prevent any party from seeking the full amount of any adjustment to the Net Purchase Amount determined in accordance with Section 4.2(b), including without limitation any valid and timely asserted Inspection Claim or the breach of the representation and warranties contained in Section
5.21 and the last sentence of Section 5.18 hereof.

         12. Non-Competition.

         12.1 Five Year Period. For a period beginning on the date hereof and ending on the expiration of five years from the date hereof, neither Seller nor any other member of the Consoltex Group shall, directly or indirectly, in any capacity whatsoever (including, without limitation, as a stockholder, director, officer, owner, employer, employee, independent contractor, agent, broker, partner, lender, consultant or otherwise) own, manage, operate, control, be employed by or connected with, or have any interest in, any entity which competes with any aspect of the business conducted by the Division in any area where the Division, as operated by Buyer does business. It is agreed and understood that the activities conducted by Seller's retail/home crafts division on the date hereof are not competitive with the business conducted by the Division.

         12.2 Bond. In the event of a breach or a threatened or attempted breach by Seller of any provision of this Section 12 Buyer shall, without the necessity of showing actual damages or irreparable injury and without the necessity of posting a bond, in addition to all other remedies, be entitled to a temporary and permanent injunction and/or decree for specific performance of the terms of this Section 12.

         12.3 Acknowledgement. The parties hereto acknowledge the reasonableness of the geographic and business scope and the duration of the restrictive covenants set forth in this Section 12. However, if any provision of such covenants is held to be invalid or unenforceable by reason of the geographic or business scope or the duration thereof, the court so holding is hereby directed to construe and enforce such provision as if the geographic or business scope or duration thereof had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

         13. Conditions of Obligations of Buyer. In addition to the conditions contained in Section 15, the obligations of Buyer to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived in writing by Buyer, and Seller shall use its best efforts to cause such conditions to be fulfilled:

         13.1 Representations and Warranties. The representations and warranties of Seller in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by Seller to that effect.

         13.2 Performance of Obligations of Sellers. Seller shall have performed all agreements and obligations required to be performed by Seller under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by Seller to that effect.

         13.3 Consents. Subject to Section 2(c), all consents of third parties required to consummate the transactions contemplated hereby shall have been obtained.

         13.4 No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction. There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement or any litigation, proceeding or governmental investigation pending with respect to the transaction contemplated by this Agreement.

         13.5 Governmental Approvals. All required governmental approvals and permits shall have been obtained, and any applicable waiting period under Section 7 A of the Clayton Act (a/k/a/ Hart Scott Rodino Antitrust Improvements Act), if applicable, shall have ended and no adverse action shall have been taken and all appropriate clearances shall have been obtained.

         13.6 Employment Agreements; Key Employees. Buyer shall have entered into employment agreements with William Milowitz and John Iason, substantially in the forms annexed hereto as Exhibit 5-A and 5-B, respectively.

         13.7 Services Agreement. Buyer and Seller shall have entered into the Services Agreement.

         14. Conditions of Obligations of Seller. In addition to the conditions contained in Section 15, the obligations of Seller to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived in writing by Seller, and Buyer shall use its best efforts to cause such conditions to be fulfilled:

         14.1 Representations and Warranties. The representations and warranties of Buyer in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by Buyer to that effect.

         14.2 Performance of Obligations of Buyers. Buyer shall have performed all agreements and obligations required to be performed by Buyer under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by Buyer to that effect.

         14.3 No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction. There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement or any litigation, proceeding or governmental investigation pending with respect to the transaction contemplated by this Agreement.

         14.4 Governmental Approvals. All required governmental approvals and permits shall have been obtained, and any applicable waiting period under Section 7 A of the Clayton Act (a/k/a/ Hart Scott Rodino Antitrust Improvements Act), if applicable, shall have ended and no adverse action shall have been taken and all appropriate clearances shall have been obtained.

         14.5 Termination of Employment Relationships. Seller's existing employment agreements with William Milowitz and John Iason, and its relationships with its selling agents, shall have been terminated.

         15.  Closing Transactions.

                  (a) Buyer's obligation to consummate the Closing shall be conditioned upon Seller delivering or causing to be delivered to Buyer on the Closing Date:

                        (i) all transfer documents reasonably required by Buyer, including, without limitation, a Bill of Sale, substantially in the form annexed hereto as Exhibit 3, conveying the Assets free and clear of all Liens (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule));

                        (ii) assignments of the Intellectual Property in form and substance reasonably satisfactory to Buyer's counsel;

                        (iii) copies of resolutions duly adopted by Seller's Board of Directors approving the transactions contemplated by and authorizing the execution, delivery and performance by Seller of this Agreement, and a certificate as to the incumbency of officers of Seller executing any instrument or other document delivered in connection with such transactions;

                        (iv) a certificate of good standing of Seller certified by the Secretary of State of Rhode Island dated within 45 days of the Closing Date;

                        (v) a copy of the Articles of Incorporation of Seller, certified by the Secretary of State of the State of Rhode Island within 45 days of the Closing Date;

                        (vi) subject to Section 2(c), copies of all consents and waivers required from third parties to consummate the transactions contemplated hereby, as well as any permits and licenses listed in any Schedule to this Agreement as in effect on the date hereof at no cost or other adverse consequence to Buyer;

                        (vii) evidence, satisfactory to Buyer, that all Liens (other than Liens securing, and in amounts no greater than, Assumed Payables and any Assumed Liabilities with respect to work in process Inventory arising under Assigned Commitments (to the extent such Assumed Liabilities are not reflected in the book value of such Inventory as reflected on the Inventory Schedule)) have been indefeasibly terminated, released and discharged.

                        (viii) an original and duplicate original Articles of Amendment to Seller's Articles of Incorporation, executed by the appropriate officers of Seller, changing the name of Seller so as not to include the names "Balson-Hercules" or "Balson-Hercules Group"; and

                        (ix) the Services Agreement, substantially, in the form annexed hereto as Exhibit 4, executed by Seller; and

                        (x) employment agreements substantially in the forms annexed hereto as Exhibit 5-A and 5-B, executed by William Milowitz and John Iason, respectively.

                  (b) Seller's obligation to consummate the Closing shall be conditioned on Buyer delivering or causing to be delivered to Seller on the Closing Date:

                        (i) the Preliminary Net Purchase Amount; and

                        (ii) copies of resolutions duly adopted by Buyer's Board of Directors approving the transactions contemplated by and authorizing the execution, delivery and performance by Buyer of this Agreement, and a certificate as to the incumbency of officers of Buyer executing any instrument or other document delivered in connection with such transactions.

         16. Collections of Accounts Receivable; Settlement of Non-Assigned Claims. All accounts receivable of the Division of the Seller generated prior to the Effective Time, and all claims of Seller that are not Assigned Claims, shall remain the sole and exclusive property of Seller (or Seller's factor, as the case may be). Accordingly, Buyer shall have no authority to grant any markdowns, discounts, allowances, adjustments or other accommodations with respect to pre-Effective Time accounts receivable or to compromise any such claims that are not Assigned Claims. If any payments by customers in respect of pre-Effective Time accounts receivable or payments by processors with respect to claims that are not Assigned Claims are inadvertently paid or credited to Buyer or its factor, Buyer shall, promptly after the receipt thereof, make a payment in like amount to Seller. Similarly, Seller shall have no authority to grant any markdowns, discounts, allowances, adjustments or other accommodations with respect to Buyer's post-Effective Time accounts receivable or with respect to Assigned Claims. Further, in the event that any customer inadvertently pays to Seller or its factor any amount due with respect to an account receivable generated by Buyer subsequent to the Effective Time, Seller shall, or Seller shall use its best efforts to cause its factor, to remit such payment to Buyer. If any payments by customers in respect of post-Effective Time accounts receivable of Buyer are inadvertently paid to Seller or its factor, Seller shall, promptly after the receipt thereof, remit such payment to Buyer. The parties shall, in all instances, cooperate in good faith to resolve disputes concerning their respective accounts receivable and claims, and Buyer shall provide reasonable assistance to Seller with respect to (i) the collection of receivables with respect to the Division,
(ii) the assertion of claims that are not Assigned Claims and (iii) other transition matters.

         17.  Miscellaneous Provisions.

         17.1 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) two (2) days after being sent by a reputable, nationally recognized overnight carrier, or (iv) delivered by telecopy and promptly confirmed by delivery in person or in first class mail in each case, with postage prepaid, addressed as follows or to such other address or addresses as the parties hereto may from time to time designate in writing:

         If to Seller:     Consoltex Inc.
                           8555 Transcanadian Highway
                           St. Laurent, Quebec
                           Canada H4C 4Z3
                           Att:  Paul Bamatter

         With a copy to:   Wollmuth Maher & Deutsch LLP
                           500 Fifth Avenue
                           New York, New York 10110
                           Att: Kenneth G. Alberstadt, Esq.

                                    and

                           Consoltex Inc.
                           8555 Transcanadian Highway
                           St. Laurent, Quebec
                           Canada H4C 4Z3
                           Att:  C. Suzanne Crawford

         If to Buyer:      Duro Industries, Inc.
                           110 Chace Street
                           Fall River, Massachusetts 02724
                           Att:  Kevin Walsh

         With a copy to:   Hinckley, Allen & Snyder LLP
                           1500 Fleet Center
                           Providence, Rhode Island 02903-2393
                           Att:  Margaret D. Farrell, Esq.

         17.2 Severability. Should any one or more of the provisions of this Agreement or any of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each such other agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

         17.3 Counterparts. This Agreement and the other agreements contemplated hereby may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         17.4 Construction of Agreement. This Agreement is the product of negotiations between the Seller and Buyer and their respective attorneys, and no provision shall be construed for or against either party by reason of ambiguity in language. To the extent that there is a conflict between the terms in this Agreement and the transfer documents delivered pursuant hereto, the language of the transfer documents shall control. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereof.

         17.5 Jurisdiction. The parties agree to submit to the exclusive jurisdiction of the federal and state courts located in New York, New York with respect to any claim or dispute arising hereunder.

         17.6 Expenses. Seller shall pay all costs and expenses relating to the transfer of the Assets, including without limitation all recording costs, transfer taxes, and other similar taxes imposed on the transactions contemplated by this Agreement. Except as otherwise set forth in this Agreement, Seller and Buyer shall each bear their own legal expenses in connection with this Agreement.

         17.7 Headings. The section and other headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

         17.8 Attorneys Fees. In any action between Seller and Buyer at law or in equity arising out of or related to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs, in addition to any other relief to which that party may be entitled.

         17.9 Entire Agreement. Except as may otherwise be specifically provided herein, this Agreement, including any schedules and exhibits hereto, constitutes the entire agreement of the parties and all prior representations, covenants, proposals and understandings, whether written or oral, are superseded and merged herein. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and specifically stating that is intended as a modification or amendment to this Agreement. No oral statements or representations not contained herein shall have any force or effect.

         17.10 Assignment. This Agreement shall not be assigned except with the written consent of the other party, such consent not to be unreasonably withheld, provided that Buyer shall be entitled to assign this Agreement to a wholly-owned subsidiary (it being understood that Buyer shall not be relieved from liability hereunder as a result of any such assignment). Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any right or remedies under or by reason of this Agreement.

         17.11 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

         17.12 Waiver. Waiver of any default or breach of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach.

         17.13 Schedules and Exhibits. All schedules and exhibits hereto to this Agreement shall be deemed incorporated into this Agreement as though set forth herein in full. The parties note that Schedule numbers correspond to Section numbers herein, and therefore there are gaps in Schedule numbering.

         17.14 Publicity. Except to the extent required otherwise by any securities laws, rules or regulations, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Buyer and Seller which approval shall not be unreasonably withheld by any party.

         IN WITNESS WHEREOF, the parties executed this Agreement to be duly executed, as of the date first above written.

                                  SELLER:

                                  THE BALSON-HERCULES GROUP LTD.


                                  By: /s/Paul J. Bamatter
                                      Name: Paul J. Bamatter
                                      Title: Vice-President, Strategic Planning


                                  BUYER:

                                  DURO INDUSTRIES, INC.


                                  By: /s/Kevin Walsh
                                  Title:

                  By placing its signature below, Consoltex Inc. (i) agrees to comply with and to cause the other members of the Consoltex Group (other than Seller) to comply with Sections 8.1(c) and 12.1 of the foregoing Asset Purchase Agreement (it being understood that Consoltex Inc. shall not be deemed a party thereto for any other purpose) and (ii) hereby guarantees the obligations of Seller under Sections 4.1 through 4.3 and 11.1 of this Agreement, provided that in no event shall the aggregate liability of Consoltex Inc. with respect to such guaranty exceed $500,000.

                                   CONSOLTEX INC.


                                   By: /s/Paul J. Bamatter
                                   Title: President, Chief Executive Officer